Exhibit 99.1

NEWS RELEASE

THE DRESS BARN, INC. REPORTS STRONG FISCAL FOURTH QUARTER RESULTS

-- Fourth Quarter Sales Increase 48% to $307.1 Million --
-- Fourth Quarter Diluted Earnings Per Share Increase 140% to $1.08 --

SUFFERN, NY - OCTOBER 11, 2005 - The Dress Barn, Inc. (NASDAQ - DBRN), today announced sales and earnings results for its fourth fiscal quarter and fiscal year ended July 30, 2005.

Net sales for the thirteen-week period ended July 30, 2005, increased 48% to $307.1 million compared to the prior year’s level of $208.0 million. The increase was driven by the inclusion of results from maurices, which was acquired on January 2, 2005, and a comparable store sales increase of 6% for the quarter. The Company achieved stronger results despite an additional week of sales in the year-ago quarter, which contributed $11.7 million to last year’s fourth quarter sales results.

Net earnings for the thirteen-week period ended July 30, 2005 increased 143% to $33.6 million, or $1.08 per diluted share, compared to $13.8 million, or $0.45 per diluted share in the prior year’s fourteen-week period. There were special one-time items in both the current and prior year’s fourth quarter that skew the year-over-year comparison.

Earnings in the current year’s fourth quarter were favorably impacted by an after tax gain of approximately $22.8 million, or $0.73 per diluted share, due to the reversal of a litigation reserve. Also during the fourth quarter, the Company recorded certain one-time charges of approximately $3.0 million, or $0.10 per share, primarily related to the write-off of unamortized bank fees from the repayment of its $100 million term loan and consultant fees in connection with Sarbanes-Oxley compliance. Excluding these items, this year’s fourth quarter earnings would have been approximately $13.8 million, or $0.45 per diluted share.

Earnings results in the prior year period were favorably impacted by a $3.8 million after tax contribution for the extra reporting week and the reversal of tax reserves. These items increased earnings per share by approximately $0.12. Excluding the impact of these one-time items, last year’s earnings would have been approximately $10.0 million, or $0.33 per diluted share.

David R. Jaffe, President and Chief Executive Officer, commented, “We are very pleased with our results for the fourth quarter, which put a strong finish on a truly transformative year for The Dress Barn, Inc. The acquisition of maurices, which is integrating smoothly and performing very well, has given us new opportunity for growth not only in sales, but also through the creation of synergy which we expect to lead to continued improvements in our profitability.”

Mr. Jaffe continued, “We will continue to transition our Company to be a strong competitor. We will push forward with new store growth for maurices, which is the leading small market specialty store for youthful fashion. We will also continue to make improvements to our dressbarn brand, which includes significant improvements in merchandising and marketing.”

Mr. Jaffe concluded, “We are very pleased with the strong cash flow generation we are experiencing. The reduction of debt will again enable us to pursue a variety of strategic alternatives for the development of our business going forward. We believe that, as a result, we are in a strong position to continue to generate above average returns on invested capital and we are committed to delivering value to our shareholders both in the short term and well into the future.

Full-Year Results

Net sales for the fifty-two week period ended July 30, 2005 increased 33% to $1 billion compared to $754.9 million reported for the fifty-three week fiscal period ended July 31, 2004. Comparable store sales increased 5% for the fiscal year and include the operations from maurices as of January 2, 2005.

Net earnings for the fiscal year ended July 30, 2005 increased 70% to $52.6 million, or $1.72 per diluted share. This compares to $30.9 million, or $1.03 per diluted share as reported for the fifty-three week period ended July 31, 2004. This year’s earnings, excluding the impact of the previously noted special one-time items, would have been approximately $36.2 million, or $1.18 per diluted share. Excluding the favorable impact of the extra reporting week and the reversal of the previously noted tax reserves, last year’s earnings would have been approximately $27.1 million, or $0.90 per diluted share.

The Company will conduct a conference call on October 11, 2005 at 9:00 a.m. Eastern Time to review its fourth quarter financial results. The conference call will be webcast and can be accessed via the company’s website at www.dressbarn.com. The dial-in number is (617) 213-8054 and the passcode is 14693168. A replay of the call will be available until November 11, 2005 by dialing (617) 801-6888; the access code is 94619854.

ABOUT THE DRESS BARN, INC.

The Dress Barn, Inc. (NASDAQ - DBRN), is a leading national specialty apparel retailer offering quality career and casual fashion apparel through its dressbarn and maurices brands. As of October 1, 2005, the Company operated 787 dressbarn stores in 45 states and 500 maurices stores in 39 states. For more information, please visit www.dressbarn.com and www.maurices.com.

FORWARD-LOOKING STATEMENTS

Certain statements made in this press release and the conference call which are not historical in nature are “forward-looking statements”, within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially. The Company does not undertake to publicly update or review its forward-looking statements even if experience or future changes make it clear that our projected results expressed or implied will not be achieved. Detailed information concerning a number of factors as they relate to dressbarn’s operations that could cause actual results to differ materially from the information is readily available on our most recent report on Form 10-K/A for the year ending July 31, 2004 and Form 10-Q for the quarter ending April 30, 2005. Such factors as they relate to maurices include risks applicable to the retail apparel business in general and risks which may be applicable to maurices’ business. In addition, there are risks associated with the integration of two businesses.

The conference call will be recorded on behalf of The Dress Barn, Inc. and consists of copyrighted material. It may not be re-recorded, re-produced, transmitted or re-broadcast, in whole or in part, without the Company’s express written permission. Accessing the call or the rebroadcast represents consent to these terms and conditions. Participation in the call serves as consent to having any comments or statements made appear on any transcript, broadcast or rebroadcast of this call.

CONTACT:	The Dress Barn, Inc. Investor Relations 845 369-4600

The Dress Barn, Inc. and Subsidiaries
Condensed Consolidated Statements of Earnings
Dollars in thousands except per share amounts

	Fourth Quarter Ended				Fiscal Year Ended
	July 30,		July 31,		July 30,		July 31,
	2005		2004		2005		2004
	(13 Weeks)		(14 Weeks)		(52 Weeks)		(53 Weeks)

Net sales	$307,052	100.0%	$207,975	100.0%	$1,000,264	100.0%	$754,903	100.0%
Cost of sales, including
occupancy and buying costs	187,722	61.1%	125,181	60.2%	621,656	62.1%	472,198	62.6%
Gross profit	119,330	38.9%	82,794	39.8%	378,608	37.9%	282,705	37.4%
Selling, general and
administrative expenses	86,414	28.1%	57,547	27.7%	286,751	28.7%	212,477	28.1%
Depreciation expense	10,549	3.4%	6,107	2.9%	34,457	3.4%	23,197	3.1%
Litigation (reversal) charge	(37,726)	-12.3%	861	0.4%	(37,726)	-3.8%	3,329	0.4%
Operating income	60,093	19.6%	18,279	8.8%	95,126	9.5%	43,702	5.8%
Interest income	585	0.2%	437	0.2%	1,735	0.2%	2,204	0.3%
Interest expense	(5,527)	-1.8%	(509)	-0.2%	(12,627)	-1.3%	(1,959)	-0.3%
Other income	382	0.1%	382	0.2%	1,526	0.2%	1,526	0.2%
Earnings before provision for income taxes	55,533	18.1%	18,589	8.9%	85,760	8.6%	45,473	6.0%
Provision for income taxes	21,952	7.1%	4,783	2.3%	33,200	3.3%	14,541	1.9%
Net earnings	$33,581	10.9%	$13,806	6.6%	$52,560	5.3%	$30,932	4.1%
Earnings per share:
Basic:	$1.12		$0.47		$1.76		$1.05
Diluted:	$1.08		$0.45		$1.72		$1.03
Average shares outstanding:
Basic:	30,027		29,609		29,785		29,413
Diluted:	31,023		30,449		30,579		30,120

The Dress Barn, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
Dollars in thousands

	July 30, 2005	July 31, 2004
ASSETS
Current Assets:
Cash and cash equivalents	$42,434	$15,141
Restricted cash and investments	100	38,661
Marketable securities and investments	85	122,700
Merchandise inventories	167,643	116,912
Deferred tax asset	-	14,845
Prepaid expenses and other	12,923	8,898
Total Current Assets	223,185	317,157
Property and Equipment	232,698	163,204
Intangible Assets	111,243	-
Goodwill	132,566	-
Other Assets	16,553	8,955
TOTAL ASSETS	$716,245	$489,316

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts payable- trade	$107,702	$66,776
Accrued salaries, wages and related expenses	35,209	21,349
Litigation accrual	-	36,128
Other accrued expenses	35,237	24,247
Customer credits	12,849	8,970
Income taxes payable	92	5,548
Deferred tax liability	3,612	-
Current portion of long-term debt	1,089	1,033
Total Current Liabilities	195,790	164,051
Long-Term Debt	155,900	31,988
Deferred Rent and Other	44,194	40,319
Long-Term Deferred Tax Liability	7,233	-
Shareholders' Equity	313,128	252,958
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$716,245	$489,316